                                                                    EXHIBIT 3.40



                               OPERATING AGREEMENT

                                       OF

                               VILLAGE MARKET, LLC



                            DATED AS OF JUNE 4, 1999

                               TABLE OF CONTENTS
                               -----------------
                                                                         Page
                                                                         ----

ARTICLE I
     DEFINITIONS.............................................................1

ARTICLE II
     FORMATION...............................................................5
     2.1  Organization.......................................................5
     2.2  Registered Agent and Office........................................5
     2.3  Principal Office...................................................5
     2.4  Business...........................................................5

ARTICLE III
     ACCOUNTING AND RECORDS..................................................5
     3.1  Records to be Maintained...........................................5
     3.2  Accounts...........................................................6
     3.3  Annual Reports.....................................................6

ARTICLE IV
     MANAGERS................................................................6
     4.1  Management.........................................................6
     4.2  Number, Tenure and Qualifications..................................6
     4.3  Specific Powers of Managers........................................7
     4.4  Limitations Upon Powers of Manager.................................8
     4.5  Liability for Certain Acts.........................................8
     4.6  Managers Have No Exclusive Duty to Company.........................8
     4.7  Bank Accounts......................................................8
     4.8  Resignation........................................................8
     4.9  Removal............................................................9
     4.10 Vacancies..........................................................9
     4.11 Compensation of the Manager........................................9
     4.12 Powers and Rights of Non-Manager Members...........................9

ARTICLE V
     MEMBERS.................................................................9
     5.1  Liability of Members...............................................9
     5.2  Representations and Warranties.....................................9
     5.3  Conflicts of Interest.............................................10
     5.4  Meetings of Members...............................................10
     5.5  Notice and Record Date of Meetings................................10
     5.6  Quorum............................................................10
     5.7  Proxies...........................................................11
     5.8  Action by Members Without a Meeting...............................11
     5.9  Approval of Merger................................................11

                                                                            Page
                                                                            ----
     5.10  Withdrawal of Member ............................................. 11
     5.11  Corporate Member ................................................. 11

ARTICLE VI
     CONTRIBUTIONS AND COMMITMENTS .......................................... 11
     6.1   Initial Capital Contributions .................................... 11
     6.2   Additional Capital Contributions ................................. 11
     6.3   Member Loans ..................................................... 11

ARTICLE VII
     ALLOCATIONS AND DISTRIBUTIONS .......................................... 12
     7.1   Allocations of Profits ........................................... 12
     7.2   Allocation of Losses ............................................. 12
     7.3   Special Allocations .............................................. 12
     7.4   Curative Allocations ............................................. 14
     7.5   Distributions .................................................... 14
     7.6   Allocations and Distributions to New Members and Assignees ....... 14

ARTICLE VIII
     TAXES .................................................................  15
     8.1   Method of Accounting For Tax Purposes ...........................  15
     8.2   Tax Matters Partner .............................................  15

ARTICLE IX
     TRANSFER OF UNITS .....................................................  15

ARTICLE X
     ADDITIONAL MEMBERS ....................................................  16

ARTICLE XI
     DISSOCIATION OF A MEMBER ..............................................  16
     11.1  Dissociation ....................................................  16
     11.2  Rights of Dissociating Member ...................................  16

ARTICLE XII
     DISSOLUTION AND WINDING UP ............................................  17
     12.1  Dissolution .....................................................  17
     12.2  Effect of Dissolution ...........................................  17
     12.3  Distribution of Assets on Dissolution ...........................  17
     12.4  Winding Up and Certificate of Dissolution .......................  17

ARTICLE XIII
     INDEMNIFICATION .......................................................  17
     13.1  General .........................................................  17
     13.2  Authorization ...................................................  18

                                                                            Page
                                                                            ----
    13.3     Reliance on Information .......................................  18
    13.4     Advancement of Expenses .......................................  19
    13.5     Non-Exclusive Provisions; Vesting .............................  19
    13.6     Definitions ...................................................  19

ARTICLE XIV
    MISCELLANEOUS PROVISIONS ...............................................  19
    14.1     Entire Agreement ..............................................  19
    14.2     Amendment or Modification of this Agreement ...................  19
    14.3     No Partnership Intended for Nontax Purposes ...................  19
    14.4     Rights of Creditors and Third Parties under this Agreement ....  20
    14.5     Notice ........................................................  20
    14.6     Headings ......................................................  20
    14.7     Severability ..................................................  20
    14.8     Number and Gender .............................................  20
    14.9     Binding Effect ................................................  20
    14.10    Counterparts ..................................................  20
    14.11    No Partition ..................................................  20
    14.12    Indiana Law Controlling .......................................  20

                               OPERATING AGREEMENT

                                       OF

                               VILLAGE MARKET, LLC

     This Operating Agreement of Village Market, LLC, a limited liability company organized pursuant to the Indiana Business Flexibility Act, is entered into as of the 4 day of June, 1999, by and among the undersigned persons executing this Agreement as Members.

                                    ARTICLE I
                                   DEFINITIONS

     For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

     "Act" means the Indiana Business Flexibility Act, Ind. Codess. 23-18-1-1 et seq., and all amendments thereto.

     "Adjusted Capital Account Deficit" of a Member or Assignee means the deficit balance, if any, in a Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

          (i) Increase such Capital Account by any amounts which such Person is obligated to restore to the Company pursuant to Section
     1.704-1(b)(2)(ii)(c) of the Regulations or is deemed to be obligated to restore pursuant to the next to the last sentence of Section 1.704-2(g)(1) of the Regulations or the next to the last sentence of Section 1.704-2(i)(5) of the Regulations; and

          (ii) Decrease such Capital Account by the amount of the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Regulations.

     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

     "Agreement" means this Operating Agreement as amended from time to time.

     "Articles" means the Articles of Organization of the Company as properly adopted and amended from time to time by the Members and filed with the Indiana Secretary of State pursuant to the Act.

     "Assignee" means an assignee of Units who has not been admitted as a Member.

     "Bankrupt Member" means a Member who: (i) has become the subject of a decree or order for relief under any bankruptcy, insolvency or similar law affecting creditors' rights now existing or hereafter in effect; (ii) has initiated, either in an original proceeding or by way of answer in any state insolvency or receivership proceeding, an action for liquidation, arrangement, composition, readjustment, dissolution, or similar relief; (iii) has consented to any order for relief entered with respect to the Member under the Federal Bankruptcy Code; or (iv) has failed to cause the dismissal of any proceeding instituted against the Member under the Federal Bankruptcy Code, or the removal of any trustee appointed with respect to the Member's property under the Federal Bankruptcy Code, within ninety (90) days of the commencement of such proceeding or appointment of such trustee, as the case may be.

     "Capital Account" means the amount of cash and fair market value of property (net of any liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the
Code) that a Member or Assignee has contributed to the Company as Capital Contributions pursuant to Article VI hereof, adjusted as follows:

          (i) The Capital Account shall be increased by all Profits allocated to such Person pursuant to Article VII hereof.

          (ii) The Capital Account shall be decreased by (a) the amount of cash and the fair market value of all property distributed to such Person by the Company (net of liabilities securing such distributed property that such Person is considered to assume or take subject to under Section 752 of the
     Code) and (b) all Losses allocated to such Person pursuant to Article VII hereof.

          (iii) The Capital Account shall be credited in the case of an increase or debited in the case of a decrease to reflect such Person's allocable share of any adjustment to the adjusted basis of Company assets pursuant to Sections 732, 734 or 743 of the Code to the extent provided by Section 1.704-1(b)(2)(iv)(m) of the Regulations.

          (iv) The Capital Account shall be adjusted in any other manner required by Section 1.704-1(b)(2)(iv) of the Regulations or otherwise, in order to be deemed properly maintained for federal income tax purposes.

          (v) Capital Accounts shall not bear interest.

          (vi) The transferee of Units shall succeed to the Capital Account attributable to the Units transferred.

     "Capital Contribution" means any contribution of property or services to the Company made by or on behalf of a Member or Assignee pursuant to Article VI hereof.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Company" means the limited liability company organized pursuant to the Articles and this Agreement, and any successor limited liability company.

     "Company Liability" means any enforceable debt or obligation for which the Company is liable or which is secured by any Company property.

     "Company Minimum Gain" means the aggregate amounts of gain which would be realized by the Company if it disposed of all property subject to Nonrecourse Liabilities in full satisfaction of such liabilities. Such amounts shall be calculated as described in Section 1.704-2(d)(1) of the Regulations.

     "Dissociation" means any action which causes a Person to cease being a Member as described in Article XI hereof.

     "Dissolution Event" means an event, the occurrence of which will result in the dissolution of the Company under Article XII hereof.

     "Distribution" means a transfer of property to a Member or Assignee on account of Units as described in Article VII hereof.

     "Fiscal Year" means the taxable year of the Company.

     "Majority-In-Interest" means, at any given time, Members that both (i) hold in the aggregate more than fifty percent (50%) of the profits interests held by all Members, and (ii) hold in the aggregate more than fifty percent (50%) of the capital interests held by the Members as determined on the basis of positive Capital Account balances of the Members. If all of the Capital Account balances are zero or negative, the Majority-In-Interest shall be determined solely by profits interests.

     "Managers" means the Person or Persons designated to manage the Company pursuant to Article IV hereof.

     "Member" means any Person (i) who has signed this Agreement as a Member or who is hereafter admitted as a Member of the Company pursuant to this Agreement and (ii) who holds Units in the Company.

     "Member Nonrecourse Debt" has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

     "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

     "Member Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(i)(1) and (2) of the Regulations.

     "Nonrecourse Liability" means any Company Liability (or portion thereof) for which no Member or Assignee bears the economic risk of loss as determined in accordance with Sections 1.704-2(b)(3) and 1.752-1(a)(2) of the Regulations (without regard to whether those Sections apply to such liability).

     "Person" means a natural person, trust, estate, partnership, limited liability company or any incorporated or unincorporated organization.

     "Profits" and "Losses" for any Fiscal Year means the net income or net loss of the Company for such Fiscal Year or fraction thereof, as determined for federal income tax purposes in accordance with the accounting method used by the Company for federal income tax purposes adjusted as follows:

          (i) Tax-exempt income as described in Section 705(a)(1)(B) of the Code realized by the Company during such fiscal year shall be taken into account as if it were taxable income;

          (ii) Expenditures of the Company described in Section 705(a)(2)(B) of the Code for such year, including items treated under Section 1.704-1(b)(2)(iv)(i) of the Regulations as items described in Section 705(a)(2)(B) of the Code, shall be taken into account as if they were deductible items;

          (iii) Items that are specially allocated under Section 7.3(f) shall not be taken into account;

          (iv) With respect to property (other than money) which has been contributed to the capital of the Company, Profit and Loss shall be computed in accordance with the provisions of Section 1.704-1(b)(2)(iv)(g) of the Regulations by computing depreciation, amortization, gain or loss upon the fair market value of such property on the books of the Company;

          (v) With respect to any property of the Company which has been revalued as required or permitted by the Regulations under Section 704(b) of the Code, Profit or Loss shall be determined based upon the fair market value of such property as determined in such revaluation;

          (vi) The difference between the adjusted basis for federal income tax purposes and the fair market value of any asset of the Company shall be treated as gain or loss from the disposition of such asset in the event (i) any new or existing Member acquires an additional interest in the Company in exchange for a contribution to capital of the Company; or (ii) such asset of the Company is distributed to a Member pursuant to Section 7.5 or as consideration for a reduction of such Member's interest in the Company or in liquidation of such interest as defined in Section 1.704-1(b)(2)(ii)(g) of the Regulations; and

          (vii) Interest paid on loans made to the Company by a Manager or Member and salaries, fees and other compensation paid to any Manager or Member shall be deducted in computing Profit and Loss.

     "Regulations" except where the context indicates otherwise, mean the permanent, temporary, proposed, or proposed and temporary regulations promulgated by the Department of the Treasury under the Code, as such regulations may be changed from time to time.

     "Transfer" means any transfer, sale, gift, assignment, pledge, granting of a security interest or other disposition, including any disposition by operation of law.

     "Unit" means an interest of a Member or Assignee in the Profits, Losses and Distributions of the Company as determined in accordance with this Agreement. As of the date of this Agreement, the Company has one hundred (100) Units outstanding. The number of Units initially issued to each Member in exchange for its Initial Capital Contribution is set forth on Exhibit A which shall be amended in the event that the Company issues additional Units or acquires any outstanding Units.

                                   ARTICLE II
                                    FORMATION

     2.1 Organization. The Members hereby authorize the formation of the Company as an Indiana limited liability company pursuant to the provisions of the Act to be effective as of the date of this Agreement.

     2.2 Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Articles as filed with the Indiana Secretary of State. The Managers may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Managers shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the Managers shall fail to designate a replacement registered agent or change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address.

     2.3 Principal Office. The principal office of the Company shall be located at:

                            23000 Roundy Drive
                            Pewaukee, Wisconsin 53702

     2.4 Business. The business of the Company shall be:

          (a) To own and operate retail grocery stores.

          (b) To pursue any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the benefit of the Company or the protection of its assets.

          (c) To exercise all powers which may be legally exercised under the Act.

          (d) To engage in any activities reasonably necessary or convenient to the foregoing.

                                  ARTICLE III
                             ACCOUNTING AND RECORDS

          3.1 Records to be Maintained. The Company shall maintain the following records at its principal office:

          (a) A list of the full name and last known mailing address of each Member, Assignee and Manager from the date of organization;

          (b) Copies of the Articles and all amendments thereto;

          (c) Copies of the Company's federal, state, and local income tax returns and financial statements, if any, for the three (3) most recent years, or if the returns and statements were not prepared, copies of the information and statements provided to Members to enable them to prepare their federal, state, and local tax returns for the same period;

          (d) Copies of this Agreement and all amendments thereto and copies of any written operating agreements no longer in effect; and

          (e) Any other agreements or documents required by the Act or this Agreement.

     3.2 Accounts. The Company shall maintain appropriate books and records, kept on the accounting basis used for income tax purposes and a record of the Capital Account for each Member and Assignee. Upon prior written notice to the Managers, and during normal business hours, each Member shall have the right to inspect and copy any books and records of the Company.

     3.3 Annual Reports. A report or compilation of the books and records of the Company shall be made within one hundred and twenty (120) days following the end of each Fiscal Year.

                                   ARTICLE IV
                                    MANAGERS

     4.1 Management. The business and affairs of the Company shall be managed by one or more Managers. The Managers shall direct, manage and control the business of the Company. Except for situations in which the approval of the Members is expressly required by this Agreement or by the Act, the Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Managers, unless the approval of more than one of the Managers is expressly required pursuant to this Agreement or the Act.

     4.2 Number, Tenure and Qualifications. Managers shall be elected by the affirmative vote of a Majority-In-Interest of Members. Managers need not be residents of the state of Indiana or Members of the Company. The Company shall initially have one Manager who shall be Scot Lad Foods, Inc. The number of Managers of the Company shall be fixed from time to time with the unanimous written consent of the Members, but in no instance shall there be less than one Manager. Each Manager shall hold office until removed by the affirmative vote of a

Majority-In-Interest of Members or until one of the dissociation events described in Section 11.1 occurs with respect to the Manager.

     4.3 Specific Powers of Managers. Without limiting the generality of Section 4.1, the Managers shall have power and authority, on behalf of the Company:

          (a) To appoint employees and agents of the Company and define their duties and fix their compensation;

          (b) To borrow or raise money from time to time as required by the Company; to execute, accept, endorse, and deliver, as evidence of such borrowing, all kinds of securities, including, but without limiting the generality thereof, promissory notes, drafts, bills of exchange, letters of credit, warrants, bonds, debentures, and other negotiable instruments and evidences of indebtedness; and to secure the payment and full performance of such securities by giving a security interest in, or a mortgage, pledge, conveyance or assignment in trust of, the whole or any part of the tangible or intangible assets of the Company, including leases or other contract rights, whether at the time owned or thereafter acquired;

          (c) To enter into, make, perform and carry out all types of contracts, leases and other agreements and to amend, extend, or modify any contract, lease or agreement at any time entered into by the Company;

          (d) To purchase, lease (as lessor or lessee), sell, exchange or otherwise acquire or dispose of any property or assets of the Company, real, personal or mixed, for cash or on terms or for other property;

          (e) To execute, on behalf of and in the name of the Company, any and all contracts, leases, agreements, instruments, notes, certificates, titles or other documents of any kind or nature as deemed necessary or desirable;

          (f) To prepay, in whole or in part, refinance, recast, increase, modify or extend any debt, security interest or mortgage which may affect any property owned or leased by the Company, and in connection therewith, to enter into and execute for and on behalf of the Company any extensions, renewals, modifications or replacements of such debt, security interest or mortgage;

          (g) To employ and compensate such persons, firms or corporations as the Manager shall deem advisable or necessary to carry on, assist or promote the Company business, including, but not limited to architects, auditors, accountants, managers and attorneys; and

          (h) To have and exercise all powers necessary or convenient to carry out the business for which the Company is formed.

     Unless authorized to do so by this Agreement or by the Managers, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No

Member shall have any power or authority to bind the Company unless the Member has been authorized by the Managers to act as an agent of the Company in accordance with the previous sentence.

     4.4 Limitations Upon Powers of Manager. Unless permitted to do so by all of the Members, the Manager shall have no authority to:

          (a) Sell, exchange, or transfer substantially all of the assets of the Company;

          (b) Confess a judgment against the Company, assign substantially all of the assets of the Company in trust or for the benefit of creditors, file a voluntary petition in bankruptcy, file a voluntary request for appointment of a receiver, or agree to the appointment of a receiver;


          (c) Submit a Company claim or liability to arbitration or reference;

          (d) Dispose of the good will of the Company; or

          (e) Do any act which would make it impossible to carry on the ordinary business of the Company.

     4.5 Liability for Certain Acts. Each Manager shall perform his duties as a Manager in a manner reasonably believed to be in the best interests of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager shall not have any liability to the Company or any other Person by reason of being or having been a Manager of the Company unless the liability shall have been the result of fraud, deceit, gross negligence or willful misconduct by the Manager. A Manager does not, in any way, guarantee the return of the Members' Capital Contributions from or the making of Distributions by the Company.

     4.6 Managers Have No Exclusive Duty to Company. A Manager shall not be required to manage the Company as his sole and exclusive function and he (or any other Manager) may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of a Manager or to the income or proceeds derived therefrom. A Manager shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

     4.7 Bank Accounts. The Managers may from time to time open bank accounts in the name of the Company, and the Managers shall be the sole signatory thereon, unless the Managers determine otherwise.

     4.8 Resignation. A Manager shall not be permitted to resign without the prior written consent of all Members. The permitted resignation of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

     4.9 Removal. The Members shall not be permitted to remove a Manager, except as provided in Section 4.2. The removal of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

     4.10 Vacancies. Any vacancy occurring for any reason in the number of Managers of the Company may be filled by the affirmative vote of a majority of the remaining Managers then in office, provided that if there are no remaining Managers, the vacancy(ies) shall be filled by the affirmative vote of a Majority-In-Interest of the Members. Any Manager's position to be filled by reason of an increase in the number of Managers shall be filled by the affirmative vote of a majority of the Managers then in office or by the affirmative vote of a Majority-In-Interest of the Members. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and shall hold office until the expiration of such term and until his successor shall be elected and shall qualify or until his earlier death, resignation or removal. A Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office until the next annual meeting of Members and until his successor shall be elected and shall qualify, or until his earlier death, resignation or removal.

     4.11 Compensation of the Manager. Unless otherwise unanimously agreed by the Members, the Manager shall receive no compensation other than its respective share of any profits or cash distributed as provided in this Agreement. The Manager shall be reimbursed for any expenditures incurred on behalf of the Company. The Manager shall be entitled to reasonable compensation for services in connection with the winding up of the Company.

     4.12 Powers and Rights of Non-Manager Members. A Non-Manager Member shall not participate in the control, management, direction or operation of the business of the Company, nor shall a Non-Manager Member have any authority to bind or to act for the Company in any matter.

                                    ARTICLE V
                                     MEMBERS

     5.1 Liability of Members. No Member shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

     5.2 Representations and Warranties. Each Member hereby represents and warrants to each other Member that (a) the Member is acquiring the Units for the Member's own account as an investment and without an intent to distribute the Units, and (b) the Member acknowledges that the Units have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

     5.4 Conflicts of Interest.

          (a) A Member shall be entitled to enter into transactions that may be considered to be competitive with the business of the Company. Neither the Company nor any Member shall have any right by virtue of this Agreement to share or participate in such other transactions.

          (b) No transaction with the Company shall be void or voidable solely because a Member has a direct or indirect interest in the transaction if the disinterested Members, holding in the aggregate more than fifty percent (50%) of the Units held by such disinterested Members, knowing the material facts of the transaction and the Member's interest, authorize, approve, or ratify the transaction or the transaction was fair to the Company.

     5.4 Meetings of Members. The Members shall meet annually at such times as shall be determined by resolution of the Members, commencing with the year 1999, for the purpose of transacting such business as may come before the meeting; provided, however, that the failure to hold an annual meeting shall not be grounds for dissolution of the Company. Special meetings of the Members, for any purpose or purposes, may be called by the Managers or any Member or Members holding at least fifty percent (50%) of the outstanding Units. The Managers may designate any place, either within or outside the State of Indiana, as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal office of the Company. Members may participate in any annual or special meeting through the use of any means of communications by which all of the Members may simultaneously hear each other during the meeting. A Member participating in a meeting by this means is deemed to be present in person at the meeting.

     5.5 Notice and Record Date of Meetings. Except as otherwise provided herein, written notice stating the place, day and hour of a meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten nor more than fifty days before the date of the meeting, either personally or by mail, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered two calendar days after being deposited in the United States mail, addressed to the Member at its address as it appears on the books of the Company, with postage thereon prepaid. Members may waive prior notice by attending the meeting or by executing a written waiver of notice before or after the meeting. The date on which notice of the meeting is mailed shall be the record date for such determination of Members entitled to notice of or to vote at any meeting of Members.

     5.6 Quorum. A Majority-In-Interest of the Members represented in person or by proxy, shall constitute a quorum at any meeting of Members. If a quorum is present, the affirmative vote of a Majority-In-Interest of the Members shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, by the Articles, or by this Agreement. Unless otherwise expressly provided herein or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote upon any such matter and their Units shall be counted in the determination of whether the requisite matter was approved by the Members.

     5.7 Proxies. At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managers, before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

     5.8 Action by Members Without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Members approving such action and delivered to the Managers for filing with the Company records. Unless an action requires unanimous approval, the written consent will be effective upon approval by Members holding the number of Units necessary to approve the action. Any action taken under this Section 5.8 is effective when the Members holding the number of necessary Units have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

     5.9 Approval of Merger. If the Company is a party to a proposed merger, the plan of merger must be approved by the affirmative vote of a Majority-In-Interest.

     5.10 Withdrawal of Member. No Member shall have the authority to withdraw as a Member without the prior written consent of a Majority-In-Interest of the remaining Members.

     5.11 Corporate Member. Each Member that is a corporation under the laws of any state of the United States shall furnish to the Manager during the month of November in each year an official Certificate of Existence, or, where applicable, a Certificate of Good Standing, dated not more than seven (7) days prior to the date such Certificate is furnished hereunder, reflecting that such Member is validly existing and current on all reports required to be filed with the Secretary of State of its jurisdiction of organization.

                                   ARTICLE VI
                          CONTRIBUTIONS AND COMMITMENTS

     6.1 Initial Capital Contributions. Concurrently with the execution of this Agreement, each Member shall make an initial Capital Contribution of cash or property having the agreed value set forth opposite its name on Exhibit A.

     6.2 Additional Capital Contributions. No Member shall be required to make Additional Capital Contributions. Any Member may elect to make Additional Capital Contributions. In the event that a Member makes an Additional Capital Contribution, the Company shall issue a number of additional Units to the contributing Member such that the value of each Unit shall not be changed as a result of the Additional Capital Contribution.

     6.3 Member Loans. Any Member may, with the approval of a Majority-In-Interest, loan funds to the Company. The repayment terms and interest rate for such Member loans shall be those approved by a Majority-In-Interest; provided, however, such Member loan shall bear interest at a rate not less than the applicable federal rate as announced by the Internal Revenue Service as in effect on the date the Member loan is made.

                                  ARTICLE VII
                          ALLOCATIONS AND DISTRIBUTIONS

     7.1 Allocations of Profits. Except as provided in Sections 7.3 and 7.4, Profits and other items of income and gain shall be allocated as follows:

          (a) First, if any Member or Assignee has a deficit balance in its Capital Account, then Profits shall be allocated in proportion to the deficit balances of their Capital Accounts until the Capital Accounts of all Members and Assignees have been increased to zero.

          (b) Thereafter, Profits shall be allocated in proportion to the Units.

     7.2 Allocation of Losses. Except as provided in Sections 7.3 and 7.4, Losses and other items of loss and deduction shall be allocated as follows:

          (a) First, Losses shall be allocated among Members and Assignees with a positive balance in their Capital Accounts so that all the Capital Accounts are proportionate to the Units.

          (b) Second, Losses shall be allocated among the Members and Assignees with a positive balance in their Capital Accounts in proportion to their Units until all Capital Accounts have been reduced to zero.

          (c) Thereafter, Losses shall be allocated in proportion to the Units.

     7.3 Special Allocations. The following special allocations shall be made in the following order:

          (a) Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member and Assignee shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person's share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member and Assignee pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

          (b) Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member and Assignee who has a share of the Member Nonrecourse Debt

     Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person's share of the net decrease in Member Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member and Assignee pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

          (c) If any Member or Assignee receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations that causes such Person to have an Adjusted Capital Account Deficit as of the end of any Fiscal Year or increases such Person's Adjusted Capital Account Deficit, gross income and gain shall be allocated to such Member or Assignee in an amount and manner sufficient to eliminate such deficit as quickly as possible in accordance with Section 1.704-1(b)(2)(ii)(d) of the Regulations. Any such allocation of gross income or gain pursuant to this paragraph shall be in proportion to the amounts of the Adjusted Capital Account Deficits. This subsection is intended to constitute a "qualified income offset" within the meaning of
     Section 1.704-1(b)(2)(ii)(d) of the Regulations.

          (d) Nonrecourse Deductions for any Fiscal Year shall be specially allocated in proportion to the Units.

          (e) Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members or Assignees who bear the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Regulations.

          (f) For income tax purposes, any item of income, gain, loss, deduction, or credit with respect to any property (other than money) that has been contributed by a Member or Assignee to the capital of the Company and which is required to be allocated to Members and Assignees for income tax purposes under Section 704(c) of the Code so as to take into account the variation between the tax basis of such property and its fair market value at the time of its contribution, shall be allocated to the Members and Assignees for income tax purposes in the manner required by Section 1.704-1(b)(2)(iv)(g) of the Regulations. If the Capital Accounts are required to be adjusted pursuant to Section 1.704-1(b)(2)(iv)(f) or (g) of the Regulations with respect to a revaluation of any asset of the Company, subsequent allocations of income, gain, loss, and deduction, including without limitation depreciation or deductions for cost recovery with respect to such asset, shall take account of any variation between the then existing adjusted basis of such asset for federal income tax purposes and the fair market value of such asset as required by Section 1.704-1(b)(2)(iv)(g) of the Regulations.

          (g) Notwithstanding Section 7.2(c) and (d), losses shall not be allocated to the extent that such allocation would cause a Member or Assignee to have an Adjusted Capital Account Deficit or would increase such Person's Adjusted Capital Account Deficit. Losses that are not allocated to a Member or Assignee by reason of the limitation in this subsection shall be allocated to the Members or Assignees to whom this limitation does not apply in proportion to their Units.

          7.4 Curative Allocations. The allocations set forth in Section 7.3 (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the parties hereto that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section. Therefore, notwithstanding any other provision of this Article (other than the Regulatory Allocations), the Managers shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner determined appropriate so that, after such offsetting allocations are made, each Capital Account balance is, to the extent possible, equal to the Capital Account balance such Person would have had if the Regulatory Allocations were not part of this Agreement. In exercising discretion under this Section 7.4, the Managers shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 7.3.

          7.5 Distributions. Distributions may be declared from time to time by the Managers. If there is more than one Manager, such declaration shall require the approval of a majority in number of the Managers. No Distributions may be declared or paid if, after giving effect thereto, either (a) the Company would not be able to pay its debts as they become due in the ordinary course of business; or (b) the Company's total assets would be less than its total liabilities (including any amounts needed in connection with the winding-up of the Company to satisfy preferential rights superior to the rights of Members and Assignees to such Distribution). Distributions in anticipation of a Dissolution Event or subsequent to a Dissolution Event shall be made as provided in Section
12.3. All other Distributions shall be allocated among the Members and Assignees in proportion to the Units.

          7.6 Allocations and Distributions to New Members and Assignees. If Units are transferred or if additional Units are issued to a new Member during any Fiscal Year, Profits and Losses, or each item thereof, and all other items attributable to such Units for such Fiscal Year shall be allocated to the Assignee or the new Member in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the Managers. All Distributions paid on or before the date of a Transfer shall be paid to the transferor, and all Distributions paid thereafter shall be made to the transferee. If a Transfer does not comply with the provisions of Article IX hereof, then all of such items shall be allocated to the Person who attempted to make the Transfer.

                                  ARTICLE VIII
                                      TAXES

          8.1 Method of Accounting For Tax Purposes. The records of the Company shall be maintained on the method of accounting selected by the Manager, which shall satisfy the requirements of the Code and the Regulations.

          8.2 Tax Matters Partner. The Managers shall designate one of the Members as the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code. Such Member shall take such actions as are necessary to cause each other Member and Assignee to become a "notice partner" within the meaning of Section 6223 of the Code. Such Member shall not take any action contemplated by Sections 6223 through 6229 of the Code without the prior consent of a Majority-In-Interest of the Members.

                                   ARTICLE IX
                                TRANSFER OF UNITS

          A Member or Assignee may Transfer all or any part of such Person's Units; provided, however, that, as a condition to recognizing the effectiveness of any proposed Transfer of Units or admission of an Assignee as a Member, the Manager or the remaining Members may require the transferring Person and/or the proposed transferee, to execute such instruments of transfer, assignment and assumption and such other documents, and to perform all such other acts which the Manager or the remaining Members may deem necessary or desirable to:


          (a) Constitute such transferee, as an Assignee or a Member;

          (b) Confirm that the Person desiring to acquire Units, or to be admitted as a Member, has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of this Agreement, as the same may have been further amended (whether such Person is to be admitted as a Member or will merely be an Assignee);

          (c) Preserve, after the Transfer, the Company's status under the laws of each jurisdiction in which the Company is qualified, organized or does business;

          (d) Maintain the Company's classification as a partnership for federal income tax purposes; and

          (e) Assure compliance with any applicable state and federal laws including securities laws and regulations.

Any purported Transfer of Units not in compliance with this Article IX shall be null and void.

                                   ARTICLE X
                               ADDITIONAL MEMBERS

          From the date of the formation of the Company, any Person acceptable to the Members by their unanimous consent thereto may become a Member in this Company either by the issuance by the Company of Units for such consideration as the Members by their unanimous consent shall determine, or as an approved transferee of a Member's Units or any portion thereof, subject to the terms and conditions of this Agreement.

                                   ARTICLE XI
                            DISSOCIATION OF A MEMBER

          11.1 Dissociation. A Person shall cease to be a Member upon the happening of any of the following events:

          (a) The withdrawal of such Member;

          (b) Such Member becoming a Bankrupt Member;

          (c) In the case of a Member who is a natural person, the death of the Member;

          (d) In the case of a Member who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee);

          (e) In the case of a Member that is an organization other than a corporation, the dissolution and commencement of winding up of the separate organization;

          (f) In the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; or

          (g) In the case of a Member that is an estate, the distribution by the fiduciary of the estate's Units.

          11.2 Rights of Dissociating Member. In the event any Member dissociates prior to the dissolution and winding up of the Company:

          (a) If the Dissociation causes a dissolution and winding up of the Company under Article XII hereof, the Member shall be entitled to participate in the winding up of the Company to the same extent as any other Member except that any Distributions to which the Member would have been entitled shall be reduced by the damages sustained by the Company as a result of the Dissolution and winding up; and

          (b) If the Dissociation does not cause a dissolution and winding up of the Company under Article XII hereof, the dissociated Person shall thereafter hold Units as an Assignee.

                                  ARTICLE XII
                           DISSOLUTION AND WINDING UP

          12.1 Dissolution. The Company shall be dissolved and its affairs wound up, upon the first to occur of the following events:

          (a) The expiration of the term, if any, set forth in the Articles;

          (b) The unanimous written consent of all of the Members;

          (c) The Dissociation of any Member, unless the business of the Company is continued with the written consent of a Majority-In-Interest of the remaining Members within 60 days after such Dissociation; and

          (d) At any time that there cease to be two (2) or more Members.

          12.2 Effect of Dissolution. Upon dissolution, the existence of the Company shall continue, but the Managers shall wind up all of the Company's affairs and proceed to liquidate all of the Company's assets as promptly as is consistent with obtaining their fair value.

          12.3 Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company property shall be distributed:

          (a) To creditors, including Managers and Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company;

          (b) To Members and Assignees in accordance with positive Capital Account balances taking into account all Capital Account adjustments for the Company's taxable year in which the liquidation occurs. Liquidation proceeds shall be paid within 60 days of the end of the Company's taxable year or, if later, within 90 days after the date of liquidation. Such Distributions shall be in cash or property (which need not be distributed proportionately) or partly in both, as determined by the Managers.

          12.4 Winding Up and Certificate of Dissolution. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, the Managers shall execute and deliver a certificate of dissolution to the Secretary of State for filing. The certificate of dissolution shall set forth the information required by the Act.

                                  ARTICLE XIII
                                 INDEMNIFICATION

          13.1 General. The Company shall indemnify any Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that it is or was a Manager or Member of the Company, or who, while a Manager or Member of the Company, is or was serving at the request of the Company as a director, officer, partner, manager, member, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including counsel fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred in accordance with such action, suit or proceeding, if such Manager or Member acted in good faith and in a manner reasonably believed by such Manager or Member to have been, in the case of conduct taken as a Manager or Member, in the best interest of the Company and in all other cases, not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, either such Person had reasonable cause to believe such conduct was lawful or no reasonable cause to believe such conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not meet the prescribed standard of conduct. The Company may also, with the consent of the Managers and a Majority-in-Interest of the Members, indemnify any Assignee or employee or agent of the Company who is not a Manager or Member in the manner and to the extent that it shall indemnify Managers or Members pursuant to this section.

          13.2 Authorization. To the extent that a Manager or Member has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 13.1, or in the defense of any claim, issue or matter therein, the Company shall indemnify such Person against expenses (including counsel fees) actually and reasonably incurred by such Person in connection therewith. Any other indemnification under Section 13.1 shall be made by the Company only as authorized in the specific case, upon a determination that indemnification of the Manager or Member, employee or agent is permissible in the circumstances because such Person has met the applicable standard of conduct. Such determination may be made by either: (a) a majority in number of the Managers who are not at the time parties to such action, suit or proceeding;
(b) a Majority-In-Interest of the Members who are not at the time parties to such action, suit or proceeding; or (c) a third party designated by the Managers or a Majority-In-Interest of the Members.

          13.3 Reliance on Information. For purposes of any determination under
Section 13.1, a Person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 13.1 if the action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (a) one or more Managers, Members or employees of the Company or another enterprise whom the Person reasonably believes to be reliable and competent in the matters presented; (b) legal counsel, appraisers or other persons as to matters reasonably believed to be within such person's professional or expert competence; or (c) the board of directors or other governing body of another enterprise. The term "another enterprise" as used in this Section 13.3 shall mean any other corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which such Person is or was serving at the request of the Company as a director, officer, partner, manager, member, trustee, employee or agent. The provisions of this Section 13.3 shall not be deemed to be exclusive or to limit in any way the circumstances in which a Person may be deemed to have met the applicable standard of conduct set forth in Section 13.1.

          13.4 Advancement of Expenses. Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the Company in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in
Section 13.2, upon receipt of a written affirmation of the Manager, Member, employee or agent's good faith belief that such Person has met the standard of conduct described in Section 13.1 and upon receipt of a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that such Person did not meet the standard of conduct, and a determination is made that the facts then known to those making the determination shall not preclude indemnification under this Article.

          13.5 Non-Exclusive Provisions; Vesting. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a Person seeking indemnification may be entitled. The right of any Person to indemnification under this Article shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 13.1 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions.

          13.6 Definitions. For purposes of this Article, serving an employee benefit plan at the request of the Company shall include any service as a director, officer, employee or agent of an entity which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A Person who acted in good faith and in a manner reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the Company" referred to in this Article. For purposes of this Article, "party" includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

                                  ARTICLE XIV
                            MISCELLANEOUS PROVISIONS

          14.1 Entire Agreement. This Agreement and the Articles represent the entire agreement among all the Members.

          14.2 Amendment or Modification of this Agreement. This Agreement may be amended or modified from time to time only by a written instrument with the unanimous consent of the Members.

          14.3 No Partnership Intended for Nontax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership or a limited partnership. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

          14.4 Rights of Creditors and Third Parties under this Agreement. This Agreement is entered into among the Members for the exclusive benefit of the Company, its Managers, Members, and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

          14.5 Notice. All notices required or permitted by this Agreement shall be in writing. Notice to the Company or the Managers shall be given to its principal office or personally delivered to any Manager. Notice to a Member or Assignee shall be given or personally delivered to the Member or Assignee at the address reflected in the Company's records unless such Member or Assignee has notified the Company in writing of a different address.

          14.6 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of any provision of this Agreement.

          14.7 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

          14.8 Number and Gender. All provisions and references to gender shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

          14.9 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors and assigns.

          14.10 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all such parties executed the same document. All such counterparts shall constitute one agreement.

          14.11 No Partition. Notwithstanding any other provision hereof or of any governing law, no Member shall have the right of partition with respect to any property of the Company during the term hereof; nor shall any Member make application to any court or authority having jurisdiction in the matter, or otherwise commence or prosecute any action or proceeding for partition of Company property or the sale thereof. Upon any breach of the provision of this paragraph, the Company and each other Member, in addition to any other rights or remedies which they have at law or in equity, shall be entitled to a decree or other order restraining and enjoining any such application, action or proceeding.

          14.12 Indiana Law Controlling. The laws of the State of Indiana, including the Act, shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

          IN WITNESS WHEREOF, this Agreement has been executed by the undersigned Members as of the date first above written.

                                  MEMBERS:

                                  SHOP-RITE, INC., a Wisconsin corporation

                                  By: /s/ Edward G. Kitz
                                      --------------------------
                                  Printed: Edward G. Kitz
                                  Title: Vice President and Secretary

                                  SCOT LAD FOODS, INC., a Wisconsin corporation

                                  By: /s/ Edward G. Kitz
                                      --------------------------
                                  Printed: Edward G. Kitz
                                  Title: Vice President and Secretary

                                    EXHIBIT A
                                    ---------

                                      Initial
                                Capital Contribution
Member                                and Value                 Number of Units
------                             ---------------              ---------------

Shop-Rite, Inc.                          $1                             1

Scot Lad Foods, Inc.                    $99                            99